Filed Pursuant to Rule 433
Registration No. 333-180147-01

$1.4BLN SDART 2012-4

Santander Drive Auto Receivables Trust (SDART) 2012-4

BOOKRUNNERS: Barclays (str), CS, JPM CO-MANAGERS: Citi, DB, Santander	SEC Registered

CLS	AMT($MM)	MDY/F	WAL	L. FINAL	SPREAD	YIELD	COUP	PRICE
A1	281.000	P-1/F1+	0.23	07/13	IL +0	0.43232%	0.43232%	100%
A2	398.660	Aaa/AAA	0.95	08/15	EDSF +32	0.798%	0.79%	99.99367%
A3	237.850	Aaa/AAA	1.87	08/16	EDSF +52	1.050%	1.04%	99.98570%
B	150.290	Aa1/AA	2.53	03/17	IS +125	1.837%	1.83%	99.99991%
C	189.830	Aa3/A	3.22	12/17	IS +230	2.966%	2.94%	99.97576%
D	142.370	Baa2/BBB	3.95	06/18	IS +275	3.530%	3.50%	99.98385%

*	Priced to a 1.50% ABS speed and 10% cleanup call

TICKER	:	SDART 2012-4	REGISTRATION	:	PUBLIC
EXPECTED SETTLE	:	07/03/12	EXPECTED RATINGS	:	MDY/Fitch
FIRST PAY DATE	:	08/15/12	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	BARCLAYS	MIN DENOMS	:	1k x 1k

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